Exhibit 10.14

Final Form

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made on [           ], 2017 (the “Effective Time”), between [Combined Company], a Cayman Islands exempted limited company (the “Company”), Canyon Holdings (Cayman) LP (the “Shareholder”, or together with its successors and assigns, the “Shareholders”) and GTCR Fund X/A AIV LP, GTCR Fund X/C AIV LP and GTCR Co-Invest X AIV LP (collectively, “GTCR”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 3 hereof.

WHEREAS, the Company has agreed to permit the Shareholder who Beneficially Owns [    ]% of the issued and outstanding ordinary shares, par value, $0.0001 per share, of the Company (the “Ordinary Shares”), at the Effective Time to designate up to three persons for nomination for election to the board of directors of the Company (the “Board”) and to provide certain ongoing rights with respect to the nomination of directors on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, the Shareholders holding a majority of the Shareholder Shares shall have the right to designate up to three (3) persons to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) by giving written notice to the Company not later than ten (10) days after receiving notice of the date of the applicable meeting of shareholders provided to the Shareholder; provided, however, the initial Nominees shall be appointed as set forth in Section 1(b).

(b) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time: (i) the size of the Board shall be set at eight (8) members; and (ii) the following persons, including the three Shareholder Directors, shall form the composition of the Board: (x) [Canyon Director], [Canyon Director] and Mark D. Ein shall be appointed as Class C Directors with terms ending at the 2020 Annual Meeting of Shareholders; (y) [    ], [    ] and [    ] shall be appointed as Class B Directors with terms ending at the 2019 Annual Meeting of Shareholders; and (z) [Canyon Director] and L. Dyson Dryden shall be appointed as Class A Directors with terms ending at the 2018 Annual Meeting of Shareholders.

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the shareholders and recommending, supporting and soliciting proxies), so that:

(i) for so long as the Shareholders (together with their Affiliates) Beneficially Own a number of Ordinary Shares equal to or greater than 35% of the total number of Ordinary Shares issued and outstanding (on a non-fully diluted basis), the Shareholders holding a majority of the Shareholder Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to three (3) less the number of Shareholder Directors who are not up for election;

(ii) for so long as the Shareholders (together with their Affiliates) Beneficially Own a number of Ordinary Shares equal to or greater than 15% of the total number of Ordinary Shares issued and outstanding (on a non-fully diluted basis) but fewer than 35% of the total number of Ordinary Shares issued and outstanding (on a non-fully diluted basis), the Shareholders holding a majority of the Shareholder Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to two (2) less the number of Shareholder Directors who are not up for election; and

(iii) for so long as the Shareholders (together with their Affiliates) Beneficially Own a number of Ordinary Shares equal to or greater than 5% of the total number of Ordinary Shares issued and outstanding (on a non-fully diluted basis) but fewer than 15% of the total number of Ordinary Shares issued and outstanding (on a non-fully diluted basis), the Shareholders holding a majority of the Shareholder Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to one (1) less the number of Shareholder Directors who are not up for election, provided, that, no reduction in the number of Ordinary Shares over which the Shareholders and their Affiliates retain voting control shall shorten the term of any incumbent Director.

(d) The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the shareholders of the Company for each election of Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Shareholder Director or for any other reason, the Shareholders holding a majority of the Shareholder Shares shall be entitled to designate such person’s successor, and the Company shall, within ten (10) days of such designation, take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such Shareholder Director shall not be filled pending such designation and appointment, unless the Shareholders fail to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the Shareholders make such designation.

(f) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Shareholders holding a majority of the Shareholder Shares shall be entitled to designate promptly another Nominee and the Company shall take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten (10) days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Shareholders fail to designate such Nominee for more than thirty (30) days, after which the Company may appoint a successor nominee who may serve as a director if duly elected until the Shareholders make such designation. The Shareholders shall not be obligated to designate all (or any) of the directors they are entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of their rights hereunder.

(g) The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Shareholder Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(h) In accordance with the Company’s Memorandum and Articles of Association, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. The Company shall notify the Shareholders in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by the Shareholders holding a majority of the Shareholder Shares, the Company shall take all necessary steps within its control to cause at least one Shareholder Director as requested by the Shareholders to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods).

(i) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors; provided that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

(j) For so long as any Shareholder Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article 36 of the Memorandum and Articles of Association (whether such right is contained in the Memorandum and Articles of Association or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k) Notwithstanding anything herein to the contrary, if the Shareholders have the right to designate one or more Nominees and either have not exercised such right or such Nominee has not been elected as a Shareholder Director, then the Shareholders holding a majority of the Shareholder Shares may elect at such time in their sole discretion to designate one Board observer (regardless of how many rights to designate such Shareholders have) (each, a “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof, in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”). In connection therewith, the Company shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board, provided, however, that if the Board Observer does not, upon the written request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. The Shareholders holding a majority of the Shareholder Shares may revoke any such Observation Election at any time upon written notice to the Company after which the Shareholders shall be entitled to designate a replacement Board Observer.

(l) The Nominees may, but do not need to, qualify as “independent” pursuant to listing standards of the Nasdaq stock market (“NASDAQ”). All other Directors of the Board other than the [Chief Executive Officer] of the Company shall qualify as “independent” pursuant to listing standards of NASDAQ.

(m) For the avoidance of doubt, a reduction in the percentage of Ordinary Shares Beneficially Owned by the Shareholders shall not impact the Shareholders’ right to fill a vacancy resulting from any Nominee ceasing to serve as a director for any reason.

Section 2. Actions Requiring Special Approval.  Without the prior approval of the Shareholders, from and after the Effective Time and at any time prior to a Termination Event, the Company shall not take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any action to increase or decrease the size of the Board, fill any vacancy resulting from any increase in the size of the Board or to make a change to the classes on which the Board members serve.

Section 3. Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in the recitals.

“Board Observer” has the meaning set forth in Section 1(k).

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“GTCR” has the meaning set forth in the preamble.

“Memorandum and Articles of Association” means the Company’s Memorandum and Articles of Association, as in effect at the Effective Time, as the same may be amended from time to time.

“NASDAQ” has the meaning set forth in Section 1(l).

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Ordinary Shares” has the meaning set forth in the recitals.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Shareholder(s)” has the meaning set forth in the preamble.

“Shareholder Director” means an individual elected to the Board that has been nominated by the Shareholders pursuant to this Agreement. For the avoidance of doubt, each of [Philip A. Canfield, Mark M. Anderson and Stephen P. Master] shall be deemed to have been nominated by the Shareholders pursuant to this Agreement.

“Shareholder Shares” means any Ordinary Shares held by the Shareholders.

“Termination Event” has the meaning set forth in Section 18.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Ordinary Shares.

Section 4. Assignment; Benefit of Parties; Transfer.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Shareholders holding a majority of the Shareholder Shares. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5. GTCR.  So long as GTCR and its Affiliates are the beneficial owners of a majority of the Shareholder Shares, at the written request of GTCR, the Shareholder shall assign to GTCR (or to an Affiliate of GTCR designated in writing by it) all of its rights hereunder and, following such assignment, GTCR (or an Affiliate designated in writing by it) shall be deemed to be the “Shareholder” for all purposes hereunder.

Section 6. Remedies.  The Company and the Shareholder shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages may not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Shareholder shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 7. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company and the Shareholders at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

(a) If to the Company:

Cision US, Inc.
130 East Randolph St. 7th Floor
Chicago, Illinois 60601
Attention: Jack Pearlstein
Facsimile: (301) 459-2827
E-mail: jack.pearlstein@cision.com

(b) If to the Shareholders:

Canyon Holdings (Cayman) LP
c/o GTCR LLC 300 North LaSalle, Suite 5600
Chicago, Illinois 60654
Attention: Mark M. Anderson and Stephen P. Master
Facsimile: (312) 382-3673
E-mail: mark.anderson@gtcr.com; stephen.master@gtcr.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Stephen L. Ritchie, P.C. and Mark A. Fennell, P.C.
Facsimile: (312) 862-2200
E-mail: sritchie@kirkland.com; mfennell@kirkland.com

Section 8. Adjustments.  If, and as often as, there are any changes in the Ordinary Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Ordinary Shares as so changed.

Section 9. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 10. No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 11. Further Assurances.  Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 12. Counterparts.  This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 13. Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Cayman Islands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Cayman Islands.

Section 14. Mutual Waiver of Jury Trial.  The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 15. Complete Agreement; Inconsistent Agreements.  This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby and supersedes any prior agreements or understandings between the parties.

Section 16. Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 17. Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Shareholders unless such modification is approved in writing by the Company and the Shareholders holding a majority of the Shareholder Shares. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 18. Termination.  Notwithstanding anything to the contrary contained herein, if the Shareholders (together with their Affiliates and permitted assignees) cease to Beneficially Own a number of Ordinary Shares equal to or greater than 5% of the total number of Ordinary Shares issued and outstanding (on a non-fully diluted basis) (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Sections 1(g), (i), (j) and (k) and Section 17 shall survive the termination of this Agreement.

Section 19. Enforcement.  Each of the parties hereto covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a deed on the day and year first above written.

Company:

[COMBINED COMPANY]

By:	Name: Title:
Witness:	Name:

Shareholder:

CANYON HOLDINGS (CAYMAN) LP

By:	Name: Title:

[GTCR]

By:	Name: Title: